                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     SOUTHWEST ROYALTIES INC.                 SOUTHWEST ROYALTIES
     ------------------------                 -------------------
     (Exact name of registrant as             HOLDINGS, INC.
                                              --------------
     specified in its charter)                (Exact name of registrant
                                              as specified in its charter)

     Delaware                                 Delaware
     --------                                 --------
     (State of Organization)                  (State of Organization)


     75-1917432                               75-2724264
     ----------                               ----------
     (I.R.S. Employer                         (I.R.S. Employer
     Identification Number)                   Identification Number)


                        407 North Big Spring, Suite 300
                              Midland, Texas 79701
                                 (915) 686-9927
     (Address and Phone Number of Registrants' Principal Executive Offices)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

333-41915
---------

Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                         10 1/2% Senior Notes due 2004
                         -----------------------------
                                (title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The full and complete description of the securities covered by this Registration Statement contained in the Section "Description of Notes" on page 69 of the Prospectus files as part of the Form S-4 Registration Statement (Registration No. 333-41915) with the Securities and Exchange Commission, is incorporated into this Registration Statement by reference as if fully set forth herein. Any subsequent prospectuses filed as amendments to the Form S-4 Registration Statement (Registration No. 333-41915), shall be deemed to be incorporated into the Registration Statement by reference as if fully set forth herein.

ITEM 2.  EXHIBITS

     The securities described herein are to be registered pursuant to Section 12(g) of the Act. Accordingly, attached are the following exhibits, required in accordance with to the Instructions as to Exhibits on Form 8-A. Exhibits incorporated by reference are so indicated.

EXHIBIT
NUMBER                              DESCRIPTION
------                              -----------

   1.               Specimen of security to be registered hereunder.

   2. Indenture dated as of October 14, 1997 among Southwest Royalties, Inc. as Issuer, Southwest Royalties Holdings, Inc. as Guarantor, and State Street Bank and Trust Co., as Trustee, incorporated herein by reference to Exhibit 4.1 to Form S-4 Registration Statement (Registration No. 333-41915).

   3. Registration Rights Agreement dated as of October 14, 1997 by and between Southwest Royalties, Inc., Southwest Royalties Holdings, Inc. Jefferies & Company, Inc., Banc One Capital Corporation and Paribus Corporation, incorporated herein by reference to Exhibit 4.2 to Form S-4 Registration Statement (Registration No. 333-41915).

   4. Warrant issued by Southwest Royalties Holdings, Inc. to Joint Energy Development Investments Limited Partnership dates as of October 14, 1997, incorporated herein by reference to Exhibit 4.3 to Form S-4 Registration Statement (Registration No. 333-41915).

   5. Registration Rights Agreement by Southwest Royalties Holdings, Inc. and Joint Energy Development Investments Limited Partnership dated as of October 14, 1997, incorporated herein by reference to Exhibit 4.1 to Form S-4 Registration Statement (Registration No. 333-41915).

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

                                    Southwest Royalties, Inc.

January 30, 1998                         By: /s/ H. H. Wommack, III
                                            ---------------------------
                                            H. H. Wommack, III
                                            Chairman, President and Chief
                                              Executive Officer


                                    Southwest Royalties Holdings, Inc.

January 30, 1998                         By: /s/ H. H. Wommack, III
                                            ---------------------------
                                            H. H. Wommack, III
                                            Chairman, President and Chief
                                              Executive Officer

                                                                       EXHIBIT I

          [Form of 10-1/2% Senior Note due October 15, 2004 Series B]

                           SOUTHWEST ROYALTIES, INC.

              10-1/2% SENIOR NOTE DUE OCTOBER 15, 2004, SERIES B


NO.____                                                                $________
                                                                   CUSIP________


        SOUTHWEST ROYALTIES, INC., a Delaware corporation (hereinafter the "Issuer," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ________ ___________, or registered assigns, the principal sum of _______________________ Dollars, on October 15, 2004.

        Interest Payment Dates: April 15 and October 15, commencing April 15, 1998.

        Record Dates: April 1 and October 1.

        Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Issuer has caused this Instrument to be duly executed under its corporate seal.

                                        SOUTHWEST ROYALTIES, INC.


                                        By:_________________________________
                                             Title

Attest:

____________________
Secretary

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Notes described in the within-mentioned Indenture.



                                                STATE STREET BANK AND TRUST
                                                COMPANY, as Trustee



                                                By:
                                                   -----------------------------
                                                   Authorized Signatory

Dated:

                           SOUTHWEST ROYALTIES, INC.

              10 1/2% SENIOR NOTE DUE OCTOBER 15, 2004, SERIES B

1.   Interest.
     --------

     SOUTHWEST ROYALTIES, INC., a Delaware corporation (the "Issuer"), promises to pay interest on the principal amount of the 10 1/2% Senior Notes due October 15, 2004, Series B (the "Notes") at a rate of 10 1/2% per annum (subject to adjustment). To the extent it is lawful, the Issuer promises to pay interest on any interest payment due but unpaid on such principal amount at a rate of 11 1/2% per annum compounded semi-annually.

     The Issuer will pay interest semi-annually on April 15 and October 15 of each year (each, an "Interest Payment Date"), commencing April 15, 1998. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 15, 1997.

2.   Method of Payment.
     -----------------

     The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Except as provided below, the Issuer shall pay principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts ("U.S. Legal Tender"). However, the Issuer may pay principal and interest by wire transfer of Federal funds, or interest by its check payable in such U.S. Legal Tender. The Issuer may deliver any such interest payment to the Paying Agent or the Issuer may mail any such interest payment to a Holder at the Holder's registered address.

3.   Paying Agent and Registrar.
     --------------------------

     Initially, State Street Bank and Trust Company (the "Trustee") will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.   Indenture.
     ---------

     The Issuer issued the Notes under Indenture, dated as of October 14, 1997 (the "Indenture"), among Southwest Royalties Holdings, Inc., a Delaware corporation, as guarantor, the Issuer and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA, as in effect on the date of the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and said Act for a statement of them. The Notes are senior obligations of the Issuer limited in aggregate principal amount to $200,000,000.

5.      Optional Redemption.
        -------------------

                Prior to October 15, 2000, the Issuer may redeem at its election, within 60 days after completion of any Public Equity Offering, with the net proceeds of such Public Equity Offering, up to $70.0 million principal amount of the Notes in cash at the Redemption Prices equal to 110.5% of principal amount of the Notes so redeemed, including accrued and unpaid interest to the Redemption Date, if any; provided, however, that at least $130.0 million aggregate principal amount of all Notes remains outstanding immediately after giving effect to any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Notes owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding). The Notes may be redeemed at the election of the Issuer, as a whole or from time to time in part, at any time on and after October 15, 2001, at the Redemption Prices (expressed as a percentage of the principal amount thereof) set forth below with respect to the indicated Redemption Date, in each case, together with any accrued but unpaid interest to the Redemption Date.


         If redeemed during
         the 12-month period
         beginning October 15                Redemption Price
         --------------------                ----------------

         2001................                  105.250%
         2002................                  102.625%
         2003 and thereafter.                  100.000%

         Any such redemption will comply with Article Three of the Indenture.

         6.   Notice of Redemption
              --------------------

         Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part.

         Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent on such Redemption Date, the Notes called for redemption will cease to bear interest and the only right of the Holders of such Notes will be to receive payment of the Redemption Price and any accrued and unpaid interest to the Redemption Date.

         7.  Denominations; Transfer; Exchange.
             ---------------------------------

         The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange Notes in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption.

        8.   Persons Deemed Owners.
             ---------------------

        The registered Holder of a Note may be treated as the owner of it for all purposes.

        9.   Unclaimed Money.
             ---------------

        If money for the payment of principal or interest remains unclaimed for one year, the Trustee and the Paying Agent(s) will pay the money back to the Issuer at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

        10.  Discharge Prior to Redemption or Maturity.
             -----------------------------------------

        If the Issuer at any time deposits into an irrevocable trust with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Issuer will be discharged from certain provisions of the Indenture and the Notes (including the financial covenants, but excluding its obligation to pay the principal of and interest on the Notes).

        11.  Amendment; Supplement; Waiver.
             -----------------------------

        Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Note.

        12.  Restrictive Covenants.
             ---------------------

        The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or issue Disqualified Capital Stock, make payments in respect of its Capital Stock, enter into transactions with Affiliates, incur Liens, sell assets, change the nature of its business, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of substantially all of its properties or assets. The Indenture requires the Issuer to repurchase Notes under certain circumstances with the Excess Cash of certain Asset Sales. The limitations are subject to a number of important qualifications and exceptions. The Issuer must report to the Trustee on compliance with such limitations on a quarterly basis.

                                      3

        13.  Change of Control.
             -----------------

        In the event there shall occur any Change of Control, each Holder of Notes shall have the right, at such Holder's option but subject to the limitations and conditions set forth in the Indenture, to require the Issuer to purchase on the Change of Control Payments Date in the manner specified in the Indenture, all or any part (in integral multiples of $1,000) of such Holder's Notes at a Change of Control Purchase Price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Payment Date.

        14.  Successors.
             ----------

        When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be release from those obligations.

        15.  Defaults and Remedies.
             ---------------------

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders or Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, if any, or interest, including a Default at any Maturity Date), if it determines that withholding notice is their interest.

        16.  No Recourse Against Others.
             --------------------------

        No stockholder, director, officer, employee or incorporator, as such, past, present or future, of any obligor under the Notes or any successor corporation shall have any liability for any obligation of any obligor under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        17.  Authentication.
             --------------

        This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

        18.  Abbreviations and Defined Terms.
             -------------------------------

        Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT

                                       4

TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

        19.  CUSIP Numbers.
             -------------

        Pursuant to recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer will cause CUSIP numbers to be printed on the Notes as a convenience to the Holder of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

        20.  Guarantees.
             ----------

        Payment of the principal of, premium, if any, and interest on the Notes is unconditionally guaranteed by the Company and certain future Restricted Subsidiaries pursuant to and in accordance with the terms of Article Twelve of the Indenture.

        21.  Security and Collateral.
             -----------------------

        Payment of the principal of, premium, if any, and interest on the Parent Guarantee is secured by a pledge of all of the issued and outstanding Capital Stock of Sierra and Red Oak owed by the Company granted pursuant to and in accordance with the terms of Article Eleven of the Indenture and the Pledge Agreement.

                                  ASSIGNMENT


                         I or we assign this Note to:


                        -----------------------------

                        -----------------------------

                        -----------------------------

                        -----------------------------

            (Print or type name, address and zip code of assignee)

    Please insert Social Security or other identifying number of assignee:

                        -----------------------------

and irrevocably appoint             agent to transfer this Note on the books of
                       -------------
the Issuer.  The agent may substitute another to act for him.


                               Date:
                                    -----------------------------

                               Signature:
                                         -----------------------------

         (Sign exactly as name appears on the other side of this Note)

                      OPTION OF HOLDER TO ELECT PURCHASE


        If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.15 or 4.16 of the Indenture, check the appropriate box:


        [ ]      Section 4.15                     [ ]       Section 4.16


        If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.15 or 4.16 of the Indenture, as the case may be, state the amount you want to be purchased:


                 $
                   --------------


Dated:
      ---------------------


Signature:
          -----------------------
          (Sign exactly as your name appears
           on the other side of this Note


Signature Guarantee:
                    -------------------------


                                       7